Exhibit 99.1

Sientra Reports Third Quarter 2019 Financial Results

Highlights:

•	Record total net sales of $22.4 million in 3Q19, growth of 33% year over year
•	Breast Products net sales of $12.6 million in 3Q19, growth of 47% year over year
•	Record miraDry net sales of $9.8 million in 3Q19, growth of 18% year over year
•	Increases 2019 total net sales outlook to $82.5-$83.5 million from $79-$83 million
•	Announces organizational efficiency initiative to simplify operations and reduce spending

Santa Barbara, CA – November 7, 2019 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, announced today its financial results for the third quarter ended September 30, 2019.

Jeff Nugent, Chairman and Chief Executive Officer of Sientra, commented, “In the third quarter, Sientra achieved record net sales of $22.4 million, a 33% increase compared to the year-ago period. I am extremely proud of this solid quarterly performance, which was driven by strong growth in both our Breast Products and miraDry segments.”

Mr. Nugent added, “Our Breast Products segment grew net sales 47% year over year, strong evidence of continued market share gains from our targeted new customer conversion programs in both augmentation practices and the hospital reconstruction segment. miraDry delivered another strong quarter, achieving record net sales of $9.8 million, as our marketing initiatives continue to increase both brand awareness and utilization for this unique and permanent treatment in the large and highly underpenetrated sweat and odor market.”

Mr. Nugent concluded, “In addition to these solid quarterly results, today we also announced two significant actions that will strengthen our competitive position and prepare Sientra to achieve our leadership goals in the aesthetic market. First, as separately disclosed, we have finalized our acquisition of the OPUS® breast implant manufacturing operation from Lubrizol Life Science. Second, we have begun the implementation of an organizational efficiency initiative that will drive operating and investment efficiencies across the company. I am confident these strategic moves, in addition to our consistent business momentum, position Sientra for continued long-term growth and success.

Third Quarter 2019 Financial Review

Total net sales for the third quarter 2019 were $22.4 million, an increase of 33% compared to total net sales of $16.9 million for the same period in 2018.

Net sales for the Breast Products segment totaled $12.6 million in the third quarter 2019, a 47% increase compared to $8.6 million for the same period 2018. Breast Products sales growth was primarily driven by new customer conversion programs and continued strong performance of the tissue expander portfolio.

Net sales for the miraDry segment totaled $9.8 million in the third quarter 2019, an 18% increase compared to $8.3 million for the same period 2018. miraDry sales growth was driven by an increase in sales of consoles and consumables globally, with a particularly strong U.S. performance.

Gross profit for the third quarter 2019 was $12.7 million, or 56.5% of sales, compared to gross profit of $10.5 million, or 62.1% of sales, for the same period 2018. The decrease was primarily due to a favorable warranty reserve adjustment in the year-ago period, the write-off of legacy Silimed breast implant inventory in 3Q19, and higher mix of miraDry consoles sales in 3Q19 compared to the year-ago period.

Operating expenses for the third quarter 2019 were $34.1 million, compared to $30.0 million of expenses for the same period 2018. Net loss for the third quarter 2019 was ($22.4) million, or ($0.45) per share, compared to a net loss of ($20.5) million, or ($0.72) per share, for the same period 2018.

On a non-GAAP basis, the Company reported a third quarter 2019 adjusted EBITDA loss of ($17.3) million compared to a loss of ($13.9) million for the same period 2018.

Net cash and cash equivalents as of September 30, 2019 were $121 million, compared to $146 million as of June 30, 2019. As expected, in the third quarter 2019, Sientra made a $7 million earn-out payment to Miramar Labs contingent value right holders based on the miraDry segment achieving certain sales milestones.

2019 Net Sales Outlook

For 2019, the Company is increasing its net sales outlook to a range of $82.5 million to $83.5 million (prior outlook was $79.0 to $83.0 million), representing growth of 21% to 23% compared to net sales of $68 million in 2018.

•	Breast Products net sales of $46.0 to $46.5 million (representing growth of 24-26% vs. 2018)
•	miraDry net sales of $36.5 to $37.0 million (representing growth of 17-19% vs. 2018)

Organizational Efficiency Initiative

In addition to strong third quarter 2019 sales results and continued business momentum, Sientra announced an organizational efficiency initiative designed to simplify operations and reduce spending, ensuring that resources are prioritized to physician and patient-facing activities.

Under the plan, Sientra will implement numerous initiatives to optimize and streamline spending and consolidate business support functions via a shared services organization at the Company’s Santa Barbara headquarters. The shared services organization will integrate miraDry’s quality, clinical, regulatory, customer service, and G&A functions in Santa Barbara. Sientra will be closing miraDry’s Santa Clara facility and outsourcing miraDry product assembly to a third party.

Mr. Nugent commented, “After extensive analysis and consideration, I am confident that this plan will result in a simpler, more collaborative and cost-efficient operation while maintaining Sientra’s strong topline growth profile and reputation for exceptional customer support."

Mr. Nugent continued, “Sientra will continue to strategically invest in commercial initiatives to maintain the strong momentum in both our Breast Products and miraDry businesses. As an organization, I am confident we will be even better positioned to deliver on our commitments to patients, physicians, employees and shareholders.”

Mr. Nugent concluded, “We recognize that highly valued members of the Sientra team will be affected by this initiative and we appreciate their efforts and dedicated service. These actions are critical to Sientra becoming a more efficient company and moving towards a financial model with greater operating leverage."

The Company has notified affected employees and has taken steps to ensure a smooth transition for these employees and the organization. Sientra expects that the initial phase of this plan will be completed during the next 10 months, with additional efficiency initiatives to be implemented and finalized by year-end 2020.

Sientra estimates that the program will reduce annual pre-tax operating expenses by approximately $10 million in 2020 and $15 million in 2021. The Company expects to record total pre-tax charges related to the initiative of between $3.7 million and $4.5 million over the next 10 months.

Conference Call

Sientra will hold a conference call today, November 7, 2019 at 5:00 p.m. ET to discuss third quarter results.

The dial-in numbers are 844-464-3933 for domestic callers and 765-507-2612 for international callers. The conference ID is 9194103. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at www.sientra.com. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures

Sientra has supplemented its US GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss), the most directly comparable GAAP measure, is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with Sientra’s financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a diversified global medical aesthetics company and a leading partner to aesthetic physicians. The Company offers a suite of products designed to make a difference in patients' lives by enhancing their body image, growing their self-esteem, and restoring their confidence. Sientra has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company’s Breast Products Segment includes its OPUS® breast implants, the first fifth generation breast implants approved by the FDA for sale in the United States, its ground-breaking Allox2® breast tissue expander with patented dual-port and integral drain technology, and BIOCORNEUM® the #1 performing, preferred and recommended scar gel of plastic surgeons(*). The Company’s miraDry Segment, comprises its miraDry® system, which is approved for sale in over 40 international markets, and is the only non-surgical FDA-cleared device for the permanent reduction of underarm sweat, odor and hair of all colors.

(*) Data on file

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the Company’s expected net sales for the year ended December 31, 2019, the expected growth of the Company’s current customer base and acquisition of new customers, the Company’s ability to achieve sustainable, long-term growth across its business segments, the Company’s ability to drive increased brand awareness and market activation, the Company’s ability to implement and execute its organizational efficiency initiatives, and the expected reduction in pre-tax operating expenses and pre-tax charges from its organizational efficiency initiatives. Such statements are subject to risks and uncertainties, including the dependence on conclusion of the review procedures for the quarter ended September 30, 2019 by the Company’s independent auditors, positive reaction from plastic surgeons and their patients to Sientra’s Breast

Products, the ability to meet consumer demand, the acceptance and growth of its miraDry segment, and the Company’s ability to realize the expected benefits of its organizational efficiency initiative.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s public filings with the Securities and Exchange Commission.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue, ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘position,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, and such estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business.

Investor Relations

805-679-8885

Sientra, Inc
Consolidated Statements of Operations
(In thousands, except per share and share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$22,412	$16,875	$60,489	$49,104
Cost of goods sold	9,754	6,398	24,041	19,154
Gross profit	12,658	10,477	36,448	29,950
Operating expenses:
Sales and marketing	18,668	15,254	60,987	45,990
Research and development	3,201	2,881	9,526	7,930
General and administrative	12,249	11,904	37,538	31,419
Goodwill and other intangible impairment	—	—	12,674	—
Total operating expenses	34,118	30,039	120,725	85,339
Loss from operations	(21,460)	(19,562)	(84,277)	(55,389)
Other income (expense), net:
Interest income	510	133	1,083	214
Interest expense	(1,344)	(953)	(3,276)	(2,474)
Other income (expense), net	(139)	(163)	(101)	(347)
Total other income (expense), net	(973)	(983)	(2,294)	(2,607)
Loss before income taxes	(22,433)	(20,545)	(86,571)	(57,996)
Income tax (benefit) expense	—	—	—	—
Net loss	$(22,433)	$(20,545)	$(86,571)	$(57,996)
Basic and diluted net loss per share attributable to common stockholders	$(0.45)	$(0.72)	$(2.30)	$(2.39)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	49,401,094	28,462,975	37,671,215	24,312,300

Sientra, Inc
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$120,915	$86,899
Accounts receivable, net	24,791	22,527
Inventories, net	30,374	24,085
Prepaid expenses and other current assets	3,144	2,612
Total current assets	179,224	136,123
Property and equipment, net	3,980	2,536
Goodwill	4,878	12,507
Other intangible assets, net	9,779	16,495
Other assets	22,021	698
Total assets	$219,882	$168,359
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$7,352	$6,866
Accounts payable	8,738	13,184
Accrued and other current liabilities	28,741	27,697
Legal settlement payable	—	410
Customer deposits	11,686	9,936
Sales return liability	7,563	6,048
Total current liabilities	64,080	64,141
Long-term debt, net of current portion	38,117	27,883
Deferred and contingent consideration	364	6,481
Warranty reserve and other long-term liabilities	21,054	2,976
Total liabilities	123,615	101,481
Stockholders’ equity:
Total stockholders’ equity	96,267	66,878
Total liabilities and stockholders’ equity	$219,882	$168,359

Sientra, Inc
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(86,571)	$(57,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment	7,629	—
Intangible asset impairment	5,045	—
Depreciation and amortization	2,538	2,500
Provision for doubtful accounts	1,804	996
Provision for warranties	843	2
Provision for inventory	2,209	708
Amortization of acquired inventory step-up	—	106
Amortization of right-of-use assets	3,546	—
Lease liability accretion	1,385	—
Change in fair value of warrants	(110)	333
Change in fair value of deferred consideration	9	18
Change in fair value of contingent consideration	590	2,178
Change in deferred revenue	504	275
Non-cash portion of debt extinguishment loss	53	—
Amortization of debt discount and issuance costs	223	132
Stock-based compensation expense	9,681	10,077
Loss on disposal of property and equipment	119	—
Payments of contingent consideration liability in excess of acquisition-date fair value	(1,968)	—
Changes in assets and liabilities:
Accounts receivable	(4,068)	(9,476)
Inventories	(8,329)	(2,827)
Prepaid expenses, other current assets and other assets	(811)	(2,168)
Insurance recovery receivable	—	33
Accounts payable	(2,797)	6,780
Accrued and other liabilities	(7,882)	3,789
Legal settlement payable	(410)	(590)
Customer deposits	1,750	2,283
Sales return liability	1,515	1,429
Net cash used in operating activities	(73,503)	(41,418)
Cash flows from investing activities:
Purchase of property and equipment	(3,180)	(414)
Net cash used in investing activities	(3,180)	(414)
Cash flows from financing activities:
Net proceeds from issuance of common stock	107,734	107,551
Proceeds from exercise of stock options	115	1,149
Proceeds from issuance of common stock under ESPP	1,217	993
Tax payments related to shares withheld for vested restricted stock units (RSUs)	(2,956)	(1,419)
Gross borrowings under the Term Loan	5,000	10,000
Gross borrowings under the Revolving Loan	15,788	12,109
Repayment of the Revolving Loan	(8,436)	(12,109)
Payments of contingent consideration up to acquisition-date fair value	(5,766)	—
Deferred financing costs	(1,997)	(22)
Net cash provided by financing activities	110,699	118,252
Net increase in cash, cash equivalents and restricted cash	34,016	76,420
Cash, cash equivalents and restricted cash at:
Beginning of period	87,242	26,931
End of period	$121,258	$103,351

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$120,915	$103,008
Restricted cash included in other assets	343	343
Total cash, cash equivalents and restricted cash	$121,258	$103,351

Sientra, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars, in thousands	2019	2018	2019	2018
Net loss, as reported	$(22,433)	$(20,545)	$(86,571)	$(57,996)
Adjustments to net loss:
Interest (income) expense and other, net	973	983	2,294	2,607
Depreciation and amortization	813	800	2,538	2,606
Accretion in fair value adjustments to contingent consideration	301	470	590	2,178
Stock-based compensation	3,079	4,391	9,681	10,077
Goodwill and other intangible impairment	—	—	12,674	—
Total adjustments to net loss	5,166	6,644	27,777	17,468
Adjusted EBITDA	$(17,267)	$(13,901)	$(58,794)	$(40,528)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
As a Percentage of Revenue**	2019	2018	2019	2018
Net loss, as reported	(100.1%)	(121.7%)	(143.1%)	(118.1%)
Adjustments to net loss:
Interest (income) expense and other, net	4.3%	5.8%	3.8%	5.3%
Depreciation and amortization	3.6%	4.7%	4.2%	5.3%
Accretion in fair value adjustments to contingent consideration	1.3%	2.8%	1.0%	4.4%
Stock-based compensation	13.7%	26.0%	16.0%	20.5%
Goodwill and other intangible impairment	0.0%	0.0%	21.0%	0.0%
Total adjustments to net loss	23.1%	39.4%	45.9%	35.6%
Adjusted EBITDA	(77.0%)	(82.4%)	(97.2%)	(82.5%)

** Adjustments may not add to the total figure due to rounding